EXHIBIT 10.1

 Section 280G Acceleration and Clawback Acknowledgement

October [__], 2024

As you are aware, on June 30, 2024, Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”), The Boeing Company, a Delaware corporation (“Parent”), and Sphere Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Transactions”).

In connection with the Transactions, certain employees of the Company, including yourself, may become entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax. Subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company is taking certain actions to help mitigate the potential adverse impact of Section 280G on certain impacted employees, including accelerating the payment of certain compensation to December 4, 2024 that could otherwise have been paid to you in 2025.

As described in Section 3 below, the acceleration of your payments is conditioned upon your timely execution of this Section 280G acceleration and clawback acknowledgement (this “Acknowledgment”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgement, and assuming your continued employment with the Company or its affiliates through December 4, 2024, on such date the Company will accelerate the vesting and settlement of certain of your time-based restricted stock units that would have otherwise vested in calendar year 2025 as listed on Exhibit A (the “Accelerated RSUs”).

In addition, the Company, in its discretion, may accelerate the payment of your fiscal year 2024 annual cash incentive bonus under the Company’s Short-Term Incentive Program (“Annual Bonus”) that otherwise would be payable in 2025 at the estimated actual achievement level of performance for fiscal year 2024 performance at such time (the “Accelerated Bonus” and together with the Accelerated RSUs, the “Accelerated Payments”). If accelerated, the Accelerated Bonus (i) will be trued up and paid directly to you in the ordinary course of business of the Company in the event that the actual level of performance exceeds the amount of the Accelerated Bonus or (ii) will be subject to repayment on an after-tax basis within thirty (30) business days if the Company determines that the Accelerated Bonus paid to you exceeds the final Annual Bonus amount as determined by the Board of Directors of the Company or a committee thereof.

The Accelerated Payments shall offset the corresponding payments, vesting, settlement and/or amounts that you would have otherwise become entitled to receive in the future (whether prior to, upon consummation of, or following the Transactions) so there shall in no event be any duplication of payments, vesting, settlement and/or amounts, provided that there shall be no offset against any amount subject to Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”), unless such offset is permitted without adverse tax consequences to you under Section 409A of the Code.

2.	Clawback of Accelerated Payment

(a)            In the event that your employment with the Company and its subsidiaries (and, after the closing of the Transactions, the Parent and its subsidiaries) terminates prior to the date on which the applicable payment or settlement would have otherwise been made to you but for this Acknowledgment, other than in the event of your Qualifying Termination (as defined in Exhibit B hereto), then you shall, and you hereby agree to repay to the Company the applicable cash value equal to the value of the number of shares underlying the Accelerated RSUs on the date of such acceleration, and the applicable cash amount underlying the Accelerated Bonus, if applicable, within thirty (30) business days; provided that, such net amounts to be repaid will be based on your 2024 marginal combined tax rate.

(b)            If you are required to make any repayment pursuant to Section 2(a) above and you fail to repay such amount(s) in a timely manner, you will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

3.	Acknowledgement

(a)            You hereby acknowledge and agree that the Accelerated Payments in Section 1 above shall be subject in all respects to the terms, conditions and requirements described in Section 2 above.

(b)            You acknowledge that you have read and understood this Acknowledgment, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Acknowledgment freely based on your own judgment. You acknowledge that you have had the opportunity to consult with legal counsel of your choice in connection with your execution of this Acknowledgment. You acknowledge that you have been advised to consult with your tax advisor regarding the tax consequences of this Acknowledgment, including the tax consequences if you are required to repay any amounts to the Company pursuant to this Acknowledgment.

4.	Miscellaneous.

(a)            This Acknowledgment may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(b)            This Acknowledgment shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns.

(c)            Neither this Acknowledgment, nor any modification thereof, nor the payment of any benefits or any other action or omission taken subject hereto shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its affiliates. Except to the extent provided under an employment agreement with the Company, your employment with the Company or its affiliates is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

(d)            This Acknowledgement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

(e)            The provisions of this Acknowledgment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)             The headings and captions in this Acknowledgment are provided for reference and convenience only, shall not be considered part of this Acknowledgment, and shall not be employed in the construction of this Acknowledgment.

(g)            This Acknowledgment constitutes the entire agreement between you and the Company with regard to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

This Acknowledgement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation. Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof. This Acknowledgement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature Page Follows]

If you accept the terms and conditions of this Acknowledgment, please sign and date this Acknowledgement and return it to [NAME] at [CONTACT INFORMATION] on or before [DATE].

Yours sincerely,

By:	[●]
Title:	[●]

ACKNOWLEDGED AND AGREED:

Signature:	Date: [__________ __, 2024]

Name:

[Signature Page to Section 280G Acceleration and Clawback Acknowledgment]

EXHIBIT A

Accelerated RSUs

Grant ID	Grant Date	Number of RSUs	Vesting Dates

EXHIBIT B

Definitions1

“Qualifying Termination” means a termination of employment either (a) by Company (or following the Transactions Parent or a subsidiary of Parent) without Cause (as such term is defined in the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan) or (b) by you within ninety (90) days after (i) a material diminution in your base compensation, (ii) relocation of your principal office to a location that is greater than fifty (50) miles from the location of your principal office immediately before such relocation [or] (iii) any action or inaction with respect to the terms and conditions of your service that constitutes a material breach by Parent of any written agreement between you and the Company (or Parent or its subsidiaries following the Transactions)[, or (iv) responsibilities or associated job title (each of clauses (i), (ii) [and] (iii) [and (iv)], a “Good Reason Event”), so long as, with respect to any Good Reason Event, you have, within thirty (30) days after the occurrence of such Good Reason Event, notified the Company (or Parent or its subsidiaries following the Transactions) of your intent to terminate as a result of such Good Reason Event and within thirty (30) days after receipt of that notice the Company or Parent, as applicable, has not cured such Good Reason Event.

1     Prong (iv) only applicable to disqualified individuals who are Section 16 officers.